Exhibit 99.1

August 4, 2022

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS SECOND QUARTER 2022 RESULTS

Aggregates Results Drive Second Quarter Earnings Growth

Full Year Earnings Growth Outlook Underpinned by Pricing Momentum and Solid Execution

Birmingham, Alabama – August 4, 2022 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended June 30, 2022.

Financial and Operating Highlights:

•	Total revenues increased sharply from the prior year driven by double-digit growth in the Company’s legacy business as well as the addition of U.S. Concrete (USCR) operations
•	Gross profit increased $48 million, or 12 percent, to $446 million
o	Aggregates gross profit increased $29 million, or 8 percent, to $402 million
o	Non-aggregates gross profit increased $19 million, or 78 percent, to $44 million
o	Includes $74 million of higher energy-related costs compared to the prior year’s quarter
•	Earnings attributable to Vulcan from continuing operations were $1.50 per diluted share
•	Adjusted EBITDA increased 11 percent to $450 million
o	Includes an approximate $20 million negative impact related to the Company’s aggregates operations in Mexico that were unexpectedly and arbitrarily shut down in May
•	Average selling prices increased in each product line, helping to offset inflationary pressures
o	Aggregates pricing increased 9 percent (10 percent mix-adjusted)
o	Average price for asphalt and concrete increased 19 percent and 14 percent, respectively
•	Shipments increased year-over-year in each major product line, reflecting construction activity consistent with the Company’s expectations as well as the contribution from acquisitions

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, stated, “Our teams continued to execute well and delivered another quarter of solid earnings growth amidst a challenging backdrop. We are well on our way to delivering another year of double-digit earnings growth.

“We increased our aggregates gross profit by 11 percent during the trailing-twelve months despite ongoing inflation and other external headwinds. Robust growth in aggregates pricing and a relentless focus on operating disciplines will help us carry this momentum forward,” continued Hill. “Our asphalt pricing actions, which began late last year, are increasingly offsetting sharply higher liquid asphalt costs, and we remain focused on growing our gross profit in our Asphalt segment. In concrete, leading indicators for private nonresidential construction activity and a favorable pricing environment will support earnings growth in 2022.”

August 4, 2022

FOR IMMEDIATE RELEASE

Highlights as of June 30, 2022 include:

	Second Quarter		Year to Date		Trailing-Twelve Months
Amounts in millions, except per unit data	2022	2021	2022	2021	2022	2021
Total revenues	$1,954.3	$1,361.0	$3,495.0	$2,429.4	$6,617.8	$4,914.4
Gross profit	$446.2	$398.4	$714.9	$627.6	$1,460.7	$1,310.9
Aggregates segment
Segment sales	$1,401.8	$1,125.4	$2,523.0	$2,020.3	$4,847.7	$4,025.7
Freight-adjusted revenue	$1,036.6	$874.0	$1,859.3	$1,555.1	$3,618.2	$3,100.0
Gross profit	$402.4	$373.8	$645.2	$597.5	$1,343.4	$1,211.4
Shipments (tons)	63.8	58.5	116.8	105.0	234.7	212.0
Freight-adjusted sales price per ton	$16.25	$14.93	$15.91	$14.82	$15.41	$14.62
Gross profit per ton	$6.31	$6.39	$5.52	$5.69	$5.72	$5.71
Asphalt, Concrete & Calcium segment gross profit	$43.8	$24.6	$69.7	$30.1	$117.3	$99.5
Selling, Administrative and General (SAG)	$134.4	$100.7	$253.4	$189.3	$481.7	$371.4
SAG as % of Total revenues	6.9%	7.4%	7.3%	7.8%	7.3%	7.6%
Earnings from continuing operations before income taxes	$264.2	$254.1	$376.8	$476.4	$774.3	$875.7
Net earnings attributable to Vulcan	$187.3	$195.3	$279.1	$356.0	$594.0	$670.3
Adjusted EBITDA	$450.2	$406.0	$744.1	$650.3	$1,545.1	$1,365.0
Earnings attributable to Vulcan from continuing operations per diluted share	$1.50	$1.47	$2.20	$2.69	$4.56	$5.07
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$1.53	$1.57	$2.25	$2.26	$5.04	$4.90

Segment Results

Aggregates

Segment gross profit was $402 million, an increase of 8 percent from the prior year. Cash gross profit per ton increased 2 percent to $7.99 per ton. Strong price growth and solid operational execution helped offset cost headwinds, including significantly higher diesel fuel costs ($32 million) and inflationary pressures for many other parts and supplies. Second quarter results also included the impacts of the unexpected and arbitrary shut down by the Mexican government of the Company’s Mexico operations in early May and a $3 million unfavorable impact from selling acquired inventory after its markup to fair value.

Price growth in the second quarter was widespread across the Company’s markets. Freight-adjusted pricing was $16.25 per ton, an increase of $1.32 per ton, or 9 percent, over the prior year. Adjusting for mix impacts, average selling price increased 10 percent. The Company expects this pricing momentum to continue throughout the remainder of the year as the second round of price increases gains traction across the Company’s markets.

Total aggregates shipments increased 9 percent, reflecting shipment contribution from acquisitions and construction activity consistent with the Company’s expectations. On a same-store basis, shipments increased 2 percent. Shipment activity was particularly good in many southeastern markets and Texas.

Freight-adjusted unit cash cost of sales increased 16 percent, or $1.16 per ton, as compared to the prior year’s second quarter. Excluding the impact of higher diesel fuel costs and the impact of selling acquired inventory, cash cost of sales increased 8 percent, or $0.60 per ton.

August 4, 2022

FOR IMMEDIATE RELEASE

Asphalt, Concrete and Calcium

Asphalt segment gross profit was $14 million, in line with the prior year’s second quarter. Asphalt pricing increased 19 percent, or $11.28 per ton, helping offset a 42 percent ($29 million) increase in the average price paid for liquid asphalt as well as a $4 million year-over-year increase in natural gas cost. Asphalt volumes increased 9 percent overall driven by growth in Arizona, California, and Texas, three of the Company’s largest asphalt markets. Strong price growth through the first half of the year (up 17 percent, or $9.67 per ton, year-over-year) helped preserve unit material margins (selling price per ton less cost of raw materials per ton) despite sharp increases in liquid asphalt as well as higher prices for aggregates supplied by the Company.

Second quarter Concrete segment gross profit was $30 million, an increase of $20 million from the comparable quarter last year. Concrete results benefited from the contribution of USCR operations as well as strong price growth in the Company’s legacy operations. Material unit margins improved as higher selling prices helped offset higher raw materials costs, including aggregates supplied by the Company. Segment results were negatively impacted by higher diesel prices and the availability of cement and truck drivers in certain markets.

Selling, Administrative and General (SAG)

SAG expense was $134 million in the quarter, or 6.9 percent of total revenues, and included overhead expenses associated with the USCR business that were not in the prior year’s quarter. Additionally, increased routine business development activities and more normalized travel expenses, due in part to integration activities, contributed to the year-over-year increase. Trailing-twelve months SAG expense was 7.3 percent of total revenues, 30 basis points less than the prior year.

Financial Position, Liquidity and Capital Allocation

Capital expenditures in the second quarter were $117 million, including both maintenance and growth projects. Through the first half of 2022, capital expenditures were $240 million. For the full year, the Company expects to spend $600 to $650 million. Full-year capital expenditures include spending for USCR operations acquired in August 2021 as well as spending for projects put on hold in 2020 due to the pandemic. The Company will continue to review its plans and will adjust as needed, while being thoughtful about preserving liquidity.

On June 30, 2022, the ratio of total debt to trailing-twelve months Adjusted EBITDA was 2.6 times (2.5 times on a net debt basis). The Company remains committed to its stated long-term target leverage range of 2.0 to 2.5 times total debt to trailing-twelve-months Adjusted EBITDA.

On a trailing-twelve months basis, return on invested capital was 13.6 percent. The Company is focused on driving further improvement through solid operating earnings growth coupled with disciplined capital management.

August 4, 2022

FOR IMMEDIATE RELEASE

Outlook

Regarding the Company’s full year outlook, Mr. Hill said, “We are updating our full-year Adjusted EBITDA guidance range to reflect the considerable pricing momentum in our aggregates business as well as higher than expected energy-related cost inflation that is currently impacting each of our segments. Additionally, our outlook now reflects the previously disclosed impact ($80 to $100 million) of the closure of our Mexico operations for the balance of 2022.”

Updates to management’s expectations for 2022 include:

•	Net earnings attributable to Vulcan of between $680 to $760 million
•	Adjusted EBITDA of between $1.60 to $1.70 billion
•	Aggregates freight-adjusted price increase of 9 to 11 percent ($14.87 per ton in 2021)
•	Mid-single digit growth in Aggregates segment cash gross profit per ton despite severe inflationary pressures from diesel fuel and other commodities and supply chain challenges
•	Cash gross profit of $280 to $300 million in Asphalt, Concrete and Calcium segments, collectively with concrete expected to account for approximately 80 percent of the total
•	SAG expense of between $495 to $505 million
•	Interest expense of approximately $165 million
•	Depreciation, depletion, accretion and amortization expense of approximately $565 million

Mr. Hill continued, “Our ability to grow our aggregates unit profitability consistently during the last two years of pandemic-related disruptions differentiates us from the rest of our industry. These results demonstrate the resiliency of our business and our ability to capitalize on changes in the macro environment. We are positioned in markets that will continue to outperform other parts of the country, from a demand perspective, both in the near-term and longer term, and we expect both the favorable pricing dynamics and our strong execution to lead to attractive growth in aggregates unit profitability in 2022 and beyond.”

Mexico Update

After the unexpected and arbitrary shut down of the Company’s operations in Mexico on May 5, 2022, and upon suspension of its three-year customs permit (granted in March 2022), on May 13, 2022, the Company disclosed a potential EBITDA impact of $80 to $100 million should it be unable to fully operate in Mexico for the balance of 2022. Operations remain shut down, and the aforementioned potential impact has now been incorporated into the Company’s full year 2022 outlook.

On May 8, 2022, the Company filed an application in its NAFTA arbitration seeking permission to file an ancillary claim in connection with this latest shutdown of its remaining operations in Mexico. On July 11, 2022, the NAFTA arbitration tribunal granted the Company’s application. The ancillary claim will be addressed as part of the pending arbitration, and it is expected that the NAFTA arbitration tribunal will issue a decision no earlier than 2023.

Conference Call

Vulcan will host a conference call at 9:00 a.m. CDT on August 4, 2022. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 800-225-9448, or 203-518-9708 if outside the U.S. The conference ID is 2021457. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

August 4, 2022

FOR IMMEDIATE RELEASE

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

Non-GAAP Financial Measures

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as included in Appendix 3 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A

Vulcan Materials Company
and Subsidiary Companies

	(in millions, except per share data)
	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2022	2021	2022	2021
Total revenues	$1,954.3	$1,361.0	$3,495.0	$2,429.4
Cost of revenues	1,508.1	962.6	2,780.1	1,801.8
Gross profit	446.2	398.4	714.9	627.6
Selling, administrative and general expenses	134.4	100.7	253.4	189.3
Gain on sale of property, plant & equipment and businesses	2.0	0.2	4.6	117.4
Other operating expense, net	(6.2)	(10.4)	(11.6)	(18.7)
Operating earnings	307.6	287.5	454.5	537.0
Other nonoperating income (expense), net	(4.7)	8.3	(3.0)	14.2
Interest expense, net	38.7	41.7	74.7	74.8
Earnings from continuing operations before income taxes	264.2	254.1	376.8	476.4
Income tax expense	63.7	57.3	82.4	118.0
Earnings from continuing operations	200.5	196.8	294.4	358.4
Loss on discontinued operations, net of tax	(13.1)	(1.5)	(14.9)	(2.4)
Net earnings	187.4	195.3	279.5	356.0
(Earnings) loss attributable to noncontrolling interest	(0.1)	0.0	(0.4)	0.0
Net earnings attributable to Vulcan	$187.3	$195.3	$279.1	$356.0

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$1.51	$1.48	$2.21	$2.70
Discontinued operations	$(0.10)	$(0.01)	$(0.11)	$90.02)
Net earnings	$1.41	$1.47	$2.10	$2.68

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$1.50	$1.47	$2.20	$2.69
Discontinued operations	$(0.10)	$(0.01)	$(0.11)	$(0.02)
Net earnings	$1.40	$1.46	$2.09	$2.67

Weighted-average common shares outstanding
Basic	133.0	132.8	133.0	132.8
Assuming dilution	133.5	133.5	133.6	133.5
Effective tax rate from continuing operations	24.1%	22.5%	21.9%	24.8%

Table B

Vulcan Materials Company

and Subsidiary Companies

	(in millions)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2022	2021	2021
Assets
Cash and cash equivalents	$120.7	$235.0	$857.6
Restricted cash	3.0	6.5	110.8
Accounts and notes receivable
Accounts and notes receivable, gross	1,121.6	849.0	689.6
Allowance for credit losses	(10.0)	(10.3)	(2.7)
Accounts and notes receivable, net	1,111.6	838.7	686.9
Inventories
Finished products	405.2	418.0	373.7
Raw materials	63.5	59.9	37.9
Products in process	4.8	4.2	5.1
Operating supplies and other	50.7	39.2	33.9
Inventories	524.2	521.3	450.6
Other current assets	140.0	95.1	94.5
Total current assets	1,899.5	1,696.6	2,200.4
Investments and long-term receivables	33.1	34.1	34.3
Property, plant & equipment
Property, plant & equipment, cost	10,831.1	10,444.4	9,094.7
Allowances for depreciation, depletion & amortization	(5,087.9)	(4,897.6)	(4,729.5)
Property, plant & equipment, net	5,743.2	5,546.8	4,365.2
Operating lease right-of-use assets, net	692.6	691.4	464.8
Goodwill	3,742.4	3,696.7	3,172.1
Other intangible assets, net	1,776.0	1,749.0	1,103.1
Other noncurrent assets	294.7	268.0	231.1
Total assets	$14,181.5	$13,682.6	$11,571.0
Liabilities
Current maturities of long-term debt	0.5	5.2	15.4
Short-term debt	176.0	0.0	0.0
Trade payables and accruals	441.0	365.5	300.1
Other current liabilities	411.8	398.6	283.7
Total current liabilities	1,029.3	769.3	599.2
Long-term debt	3,873.7	3,874.8	2,769.9
Deferred income taxes, net	1,036.1	1,005.9	748.3
Deferred revenue	163.9	167.1	170.2
Noncurrent operating lease liabilities	645.1	642.5	443.1
Other noncurrent liabilities	689.2	655.3	547.2
Total liabilities	$7,437.3	$7,114.9	$5,277.9
Equity
Common stock, $1 par value	132.9	132.7	132.7
Capital in excess of par value	2,817.3	2,816.5	2,806.7
Retained earnings	3,921.4	3,748.5	3,531.8
Accumulated other comprehensive loss	(150.5)	(152.7)	(178.1)
Total shareholder's equity	6,721.1	6,545.0	6,293.1
Noncontrolling interest	23.1	22.7	0.0
Total equity	$6,744.2	$6,567.7	$6,293.1
Total liabilities and equity	$14,181.5	$13,682.6	$11,571.0

Table C

Vulcan Materials Company

and Subsidiary Companies

	(in millions)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2022	2021
Operating Activities
Net earnings	$279.5	$356.0
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	284.0	203.5
Noncash operating lease expense	31.3	20.9
Net gain on sale of property, plant & equipment and businesses	(4.6)	(117.4)
Contributions to pension plans	(3.9)	(4.1)
Share-based compensation expense	18.2	17.7
Deferred tax expense	6.6	41.1
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(289.2)	(135.0)
Other, net	3.6	15.2
Net cash provided by operating activities	$325.5	$397.9
Investing Activities
Purchases of property, plant & equipment	(290.6)	(192.2)
Proceeds from sale of property, plant & equipment	10.2	190.7
Payment for businesses acquired, net of acquired cash	(188.1)	0.0
Other, net	(0.2)	0.0
Net cash used for investing activities	$(468.7)	$(1.5)
Financing Activities
Proceeds from short-term debt	559.8	0.0
Payment of short-term debt	(383.8)	0.0
Payment of current maturities and long-term debt	(7.6)	(500.0)
Debt issuance and exchange costs	(0.7)	(13.3)
Payment of finance leases	(18.8)	(1.3)
Dividends paid	(106.3)	(98.2)
Share-based compensation, shares withheld for taxes	(17.2)	(12.8)
Other, net	0.0	(0.4)
Net cash provided by (used for) financing activities	$25.4	$(626.0)
Net decrease in cash and cash equivalents and restricted cash	(117.8)	(229.6)
Cash and cash equivalents and restricted cash at beginning of year	241.5	1,198.0
Cash and cash equivalents and restricted cash at end of period	$123.7	$968.4

Table D

Segment Financial Data and Unit Shipments

	(in millions, except unit and per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2022	2021	2022	2021
Total Revenues
Aggregates [1]	$1,401.8	$1,125.4	$2,523.0	$2,020.3
Asphalt [2]	274.8	212.6	442.0	359.7
Concrete	422.3	96.1	782.8	177.6
Calcium	1.4	1.9	3.3	4.0
Segment sales	$2,100.3	$1,436.1	$3,751.1	$2,561.6
Aggregates intersegment sales	(146.0)	(75.1)	(256.1)	(132.2)
Total revenues	$1,954.3	$1,361.0	$3,495.0	$2,429.4
Gross Profit
Aggregates	$402.4	$373.8	$645.2	$597.5
Asphalt	13.6	13.5	10.7	10.5
Concrete	30.0	10.3	58.2	18.1
Calcium	0.2	0.8	0.8	1.5
Total	$446.2	$398.4	$714.9	$627.6
Depreciation, Depletion, Accretion and Amortization
Aggregates	$107.3	$84.3	$210.9	$165.1
Asphalt	8.5	9.1	17.1	18.2
Concrete	20.7	4.0	41.8	8.0
Calcium	0.1	0.0	0.1	0.1
Other	6.4	5.7	14.1	12.1
Total	$143.0	$103.1	$284.0	$203.5
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$1,036.6	$874.0	$1,859.3	$1,555.1
Aggregates - tons (thousands)	63,809	58,528	116,830	104,965
Freight-adjusted sales price [4]	$16.25	$14.93	$15.91	$14.82
Other Products
Asphalt Mix - tons (thousands)	3,422	3,134	5,743	5,351
Asphalt Mix - sales price	$69.42	$58.14	$67.25	$57.58

Ready-mixed concrete - cubic yards (thousands)	2,831	731	5,331	1,344
Ready-mixed concrete - sales price	$148.75	$130.61	$146.43	$131.03

Calcium - tons (thousands)	49	71	103	145
Calcium - sales price	$28.75	$27.64	$31.85	$27.64

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

	(in millions, except per ton data)
	Three Months Ended		Six Months Ended		Trailing-Twelve Months
	June 30		June 30		June 30
	2022	2021	2022	2021	2022	2021
Aggregates segment
Segment sales	$1,401.8	$1,125.4	$2,523.0	$2,020.3	$4,847.7	$4,025.7
Less: Freight & delivery revenues [1]	336.0	234.9	608.3	432.1	1,128.2	862.4
Other revenues	29.2	16.5	55.4	33.1	101.3	63.3
Freight-adjusted revenues	$1,036.6	$874.0	$1,859.3	$1,555.1	$3,618.2	$3,100.0
Unit shipment - tons	63.8	58.5	116.8	105.0	234.7	212.1
Freight-adjusted sales price	$16.25	$14.93	$15.91	$14.82	$15.41	$14.62

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). This metric should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

	(dollars in millions)
	Three Months Ended		Six Months Ended		Trailing-Twelve Months
	June 30		June 30		June 30
	2022	2021	2022	2021	2022	2021
Aggregates segment
Gross profit	$402.4	$373.8	$645.2	$597.5	$1,343.4	$1,211.4
Segment sales	$1,401.8	$1,125.4	$2,523.0	$2,020.3	$4,847.7	$4,025.7
Gross profit margin	28.7%	33.2%	25.6%	29.6%	27.7%	30.1%
Incremental gross profit margin	10.3%		9.5%		16.1%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

	(dollars in millions)
	Three Months Ended		Six Months Ended		Trailing-Twelve Months
	June 30		June 30		June 30
	2022	2021	2022	2021	2022	2021
Aggregates segment
Gross profit	$402.4	$373.8	$645.2	$597.5	$1,343.4	$1,211.4
Segment sales	$1,401.8	$1,125.4	$2,523.0	$2,020.3	$4,847.7	$4,025.7
Less: Freight & delivery revenues [1]	336.0	234.9	608.3	432.1	1,128.2	862.4
Segment sales excluding freight & delivery	$1,065.8	$890.5	$1,914.7	$1,588.2	$3,719.5	$3,163.3
Gross profit margin excluding freight & delivery	37.8%	42.0%	33.7%	37.6%	36.1%	38.3%
Incremental gross profit flow-through rate	16.3%		14.6%		23.7%

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in millions, except per ton data)
	Three Months Ended		Six Months Ended		Trailing-Twelve Months
	June 30		June 30		June 30
	2022	2021	2022	2021	2022	2021
Aggregates segment
Gross profit	$402.4	$373.8	$645.2	$597.5	$1,343.4	$1,211.4
Depreciation, depletion, accretion and amortization	107.3	84.3	210.9	165.1	406.2	328.4
Aggregates segment cash gross profit	$509.7	$458.1	$856.1	$762.6	$1,749.6	$1,539.8
Unit shipments - tons	63.8	58.5	116.8	105.0	234.7	212.1
Aggregates segment cash gross profit per ton	$7.99	$7.83	$7.33	$7.27	$7.45	$7.26

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

	(in millions)
	Three Months Ended		Six Months Ended		Trailing-Twelve Months
	June 30		June 30		June 30
	2022	2021	2022	2021	2022	2021
Net earnings attributable to Vulcan	$187.3	$195.3	$279.1	$356.0	$594.0	$670.3
Income tax expense	63.7	57.3	82.4	118.0	164.6	200.2
Interest expense, net	38.7	41.7	74.7	74.8	147.6	144.5
Loss on discontinued operations, net of tax	13.1	1.5	14.9	2.4	15.7	5.2
Depreciation, depletion, accretion and amortization	143.0	103.1	284.0	203.5	543.5	405.3
EBITDA	$445.8	$398.9	$735.1	$754.7	$1,465.3	$1,425.5
Gain on sale of real estate and businesses, net	$0.0	$0.0	$0.0	($114.7)	$0.0	($114.7)
Charges associated with divested operations	0.4	0.4	0.7	0.7	1.5	6.8
Business development [1]	3.1	5.5	5.6	5.9	38.7	15.7
COVID-19 direct incremental costs	0.0	1.3	0.0	3.8	9.6	8.9
Pension settlement charge	0.0	0.0	0.0	0.0	12.1	22.7
Restructuring charges	0.9	0.0	2.7	0.0	17.7	0.0
Adjusted EBITDA	$450.2	$406.0	$744.1	$650.3	$1,545.1	$1,365.0

[1]	Represents non-routine charges or gains associated with acquisitions and dispositions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Six Months Ended		Trailing-Twelve Months
	June 30		June 30		June 30
	2022	2021	2022	2021	2022	2021
Diluted EPS attributable to Vulcan from continuing operations	$1.50	$1.47	$2.20	$2.69	$4.56	$5.07
Items included in Adjusted EBITDA above	0.03	0.05	0.05	(0.58)	0.48	(0.32)
NOL carryforward valuation allowance	0.00	0.00	0.00	0.10	0.00	0.10
Acquisition financing interest costs	0.00	0.05	0.00	0.05	0.00	0.05
Adjusted diluted EPS	$1.53	$1.57	$2.25	$2.26	$5.04	$4.90

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

	(in millions)
	June 30
	2022		2021
Debt
Current maturities of long-term debt	$0.5		$15.4
Short-term debt	176.0		0.0
Long-term debt	3,873.7		2,769.9
Total debt	$4,050.2		$2,785.3
Less: Cash and cash equivalents and restricted cash	123.7		968.4
Net debt	$3,926.5		$1,816.9
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,545.1		$1,365.0
Total debt to TTM Adjusted EBITDA	2.6	x	2.0	x
Net debt to TTM Adjusted EBITDA	2.5	x	1.3	x

The following reconciliation to the mid-point of the range of 2022 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2022 Projected EBITDA

(in millions)
Mid-point
Net earnings attributable to Vulcan	$720
Income tax expense	200
Interest expense, net of interest income	165
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	565
Projected EBITDA	$1,650

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital

	(dollars in millions)
	Trailing-Twelve Months
	June 30
	2022	2021
Adjusted EBITDA	$1,545.1	$1,365.0
Average invested capital
Property, plant & equipment, net	$5,385.6	$4,376.3
Goodwill	3,599.0	3,172.1
Other intangible assets	1,640.0	1,112.6
Fixed and intangible assets	$10,624.6	$8,661.0

Current assets	$1,835.5	$2,153.2
Less: Cash and cash equivalents	320.6	991.9
Less: Current tax	46.2	19.2
Adjusted current assets	1,468.7	1,142.2

Current liabilities	833.5	864.3
Less: Current maturities of long-term debt	7.5	311.2
Less: Short-term debt	55.2	0.0
Adjusted current liabilities	770.8	553.2
Adjusted net working capital	$697.9	$589.0

Average invested capital	$11,322.5	$9,250.0

Return on invested capital	13.6%	14.8%